Exhibit 99.1
For Release 09:00 AM Eastern Daylight Time, Friday, August 12, 2011
CUMULUS MEDIA INC.
Cumulus Reports Second Quarter 2011 Results
ATLANTA, GA — August 12, 2011: Cumulus Media Inc. (NASDAQ: CMLS) today reported financial results for the three and six months ended June 30, 2011.
Lew Dickey, Chairman & CEO stated, “Q2 presented a challenging environment for our markets. Our cash revenues declined 0.4%, but our team did an excellent job of defending cash flow. Our Adjusted EBITDA has grown by 7.1% year-to-date, excluding one-time transaction costs. As we move into Q3, we are pleased to have announced our August 1st closing of CMP and expect to close on our acquisition of Citadel Broadcasting in September. Our team is looking forward to executing our integration and operating plans for this exciting new platform of 570 stations and a radio network serving more than 4,000 station affiliates.”
Financial highlights (in thousands, except per share data and percentages) are as follows:

	Three Months Ended			Six Months Ended
	June 30,		% Change	June 30,		% Change
As Reported:	2011	2010		2011	2010

Broadcast revenues	$68,053	$68,739	-1.0%	$124,787	$124,097	0.6%
Management fees	1,125	1,000	12.5%	2,250	2,000	12.5%

Net revenues	$69,178	$69,739	-0.8%	$127,037	$126,097	0.7%
Station operating expenses (excluding depreciation, amortization and LMA fees)	39,158	40,416	-3.1%	76,713	80,343	-4.5%

Station operating income	$30,020	$29,323	2.4%	$50,324	$45,754	10.0%
Station operating income margin	43.4%	42.0%	1.4%	39.6%	36.3%	3.3%
Adjusted EBITDA (1)	$21,479	$24,805	-13.4%	$34,240	$37,070	-7.6%
Net income	$1,341	$12,304	-89.1%	$17,460	$12,160	43.6%

Income per common share:
Basic income per common share	$0.03	$0.29	N/A	$0.41	$0.29	N/A
Diluted income per common share	$0.03	$0.29	N/A	$0.40	$0.28	N/A

Free cash flow (2)	$11,292	$17,006		$16,968	$21,347

(1)	Excluding $3.5 million and $5.5 million in one-time charges related to acquisition and merger costs, Adjusted EBITDA would have increased approximately 0.7% and 7.1% year-over-year for the three and six months ended June 30, 2011, respectively. Adjusted EBITDA is not a financial measure calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). For additional information, see “Non-GAAP Financial Measures and Definitions.”

(2)	Free Cash Flow is not a financial measure prepared in accordance with GAAP. For additional information, see “Non-GAAP Financial Measures and Definitions.”
The Three Months Ended June 30, 2011 Compared to Three Months Ended June 30, 2010
Net Revenues
Net revenues for the three months ended June 30, 2011 decreased $0.5 million, or 0.8%, to $69.2 million compared to $69.7 million for the three months ended June 30, 2010. This decline was primarily attributable to a reduction in political advertising in the second quarter of 2011.
Station Operating Expenses, Excluding Depreciation, Amortization and LMA Fees
Station operating expenses for the three months ended June 30, 2011 decreased $1.2 million, or 3.1%, to $39.2 million, compared to $40.4 million for the three months ended June 30, 2010. This decrease is primarily due to a reduction in fixed sales expenses resulting from the restructuring of a major vendor contract in December 2010.
Corporate, General and Administrative Expenses Including Non-cash Stock Compensation
Corporate, general and administrative expenses, including non-cash stock compensation expense for the three months ended June 30, 2011, increased $4.0 million, or 79.9%, to $9.1 million compared to $5.1 million for the three months ended June 30, 2010. This increase was primarily due to an increase of $3.5 million in one-time costs associated with the acquisition of Cumulus Media Partners (“CMP”) and the pending merger with Citadel Broadcasting Corporation (“Citadel”). We also experienced an increase of $0.4 million in corporate salaries and related expenses, and an increase of $0.1 million attributable to investments in new digital initiatives.
Interest Expense, net
Total interest expense, net of interest income, for the three months ended June 30, 2011 increased $1.9 million, or 25.4%, to $9.2 million compared to $7.3 million for the three months ended June 30, 2010. Interest expense associated with outstanding debt increased by $2.0 million to $8.8 million as compared to $6.8 million in the prior year’s period. This increase was the result of our repayment of all existing term loan borrowings in May 2011, and subsequent issuance of longer term, fixed rate financing at a higher rate.
Capital Expenditures
Capital expenditures for the three months ended June 30, 2011 totaled $1.0 million.
Six Months Ended June 30, 2011 Compared to Six Months Ended June 30, 2010.
Net Revenues
Net revenues for the six months ended June 30, 2011 increased $0.9 million, or 0.7%, to $127.0 million compared to $126.1 million for the six months ended June 30, 2010. This is primarily due to increases in corporate revenue initiatives that were partially offset by reduced political advertising following the 2010 mid-term elections.
Station Operating Expenses, Excluding Depreciation, Amortization and LMA Fees
Station operating expenses for the six months ended June 30, 2011 decreased $3.6 million, or 4.5%, to $76.7 million, compared to $80.3 million for the six months ended June 30, 2010. This decrease is primarily due to a reduction in fixed sales expenses resulting from the restructuring of a major vendor contract in December 2010.
Corporate, General and Administrative Expenses Including Non-cash Stock Compensation
Corporate, general and administrative expenses, including non-cash stock compensation expense for the six months ended June 30, 2011, increased $8.1 million, or 88.9%, to $17.2 million compared to $9.1 million for the six months ended June 30, 2010. This increase was due to $5.4 million in costs associated with the acquisition of CMP and the pending merger with Citadel, $1.0 million in legal and other professional fees, $0.9 million in corporate salaries and related expenses, $0.7 million in non-cash stock compensation expense, and $0.4 million in general corporate overhead, including investments in new digital initiatives.
Interest Expense, net
Total interest expense, net of interest income, for the six months ended June 30, 2011 decreased $0.6 million, or 4.0%, to $15.5 million compared to $16.1 million for the six months ended June 30, 2010. Interest expense associated with outstanding debt increased by $1.3 million to $14.7 million as compared to $13.4 million in the prior year’s period. This increase was the result of our repayment of all existing term loan borrowings in May 2011, and subsequent issuance of longer term, fixed rate financing at a higher rate. However, this was partially offset by a decrease in interest expense of $2.0 million related to the May 2005 Option.
Capital Expenditures
Capital expenditures for the six months ended June 30, 2011 totaled $1.5 million.
Acquisition of Cumulus Media Partners, LLC (CMP)
On August 1, 2011, we completed the previously announced acquisition of the remaining 75.0% of the equity interests of CMP that we did not already own. In connection with this acquisition, we issued 9,945,714 shares of our common stock to affiliates of the three private equity firms that had collectively owned 75.0% of CMP — Bain Capital Partners, LLC (“Bain”), The Blackstone Group L.P. (“Blackstone”) and Thomas H. Lee Partners, L.P. (“THL”). Blackstone received 3.3 million shares of our Class A common stock and, in accordance with Federal Communications Commission broadcast ownership rules, Bain and THL each received 3.3 million shares of a new authorized Class D non-voting common stock. We have owned the remaining 25.0% of CMP’s equity interests since we, together with Bain, Blackstone and THL, formed CMP in 2005. Pursuant to a management agreement, we have operated CMP’s business since 2006. Also in connection with the acquisition, currently outstanding warrants to purchase common stock of a subsidiary of CMP were amended to instead become exercisable for up to 8,267,968 shares of our common stock.
For each of the three and six months ended June 30, 2011 and 2010, we recorded $1.0 million and $2.0 million, respectively, in management fees from CMP. Additional information, including CMP financial information for the periods ended June 30, 2011 and 2010, can be found on the investor relations page at www.cumulus.com.
Update on Pending Merger with Citadel
As previously announced, on March 9, 2011, we entered into a definitive merger agreement to acquire Citadel, pursuant to which we would acquire all of the outstanding common stock and warrants of Citadel at a price equal to $37.00 per share, payable in a combination of cash and shares of our common stock. Citadel owns and operates 225 radio stations in over 50 markets and also operates the Citadel Media business, which is among the largest radio networks in the U.S.
Consummation of the Citadel acquisition is subject to various customary closing conditions. These include, but are not limited to, (i) regulatory approval by the Federal Communications Commission (“FCC”), (ii) requisite approval of Citadel’s stockholders, (iii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and (iv) the absence of any material adverse effect on Citadel. We currently expect to obtain the regulatory and stockholder approvals and to close the Citadel acquisition in September.
Earnings Call Information
Cumulus Media Inc. will host a teleconference today at 11 AM EST to discuss second quarter results, the acquisition of CMP, and the pending Citadel acquisition. The conference call dial-in number for domestic callers is 877-830-7699. International callers should dial 660-422-3366 for conference call access. Please call five to ten minutes in advance to ensure that you are connected prior to the presentation. The call also may be accessed via webcast at www.cumulus.com.
Immediately after completion of the call, a replay can be accessed until 11:59PM EST, September 11, 2011. Domestic callers can access the replay by dialing 800-642-1687, replay code 90309806. International callers should dial 706-645-9291 for conference replay access.
About Cumulus Media Inc.
Cumulus Media Inc. is the second largest radio broadcast company in the United States based on station count, and is the fourth largest radio broadcast company in the United States based on net revenues, controlling approximately 365 radio stations in 68 U.S. media markets. The Company’s headquarters are in Atlanta, Georgia, and its web site is www.cumulus.com. Cumulus shares are traded on NASDAQ under the symbol CMLS.
For further information, please contact:
Cumulus Media Inc.
J.P. Hannan
Senior Vice President, Treasurer, & Chief Financial Officer
404-260-6600
jp.hannan@cumulus.com

Non-GAAP Financial Measures and Definitions
The Company utilizes certain financial measures that are not calculated in accordance with GAAP to assess its financial performance and profitability. The non-GAAP financial measures used in this release are station operating income and station operating income margin, Adjusted EBITDA and free cash flow. Station operating income consists of operating income before LMA fees, depreciation and amortization, non-cash stock compensation expense, any realized loss on derivative instruments, corporate, general and administrative expenses and any gain on exchange of assets or stations. Station operating income margin is defined as station operating income as a percentage of net revenues. Adjusted EBITDA is generally defined as operating income before LMA fees, depreciation and amortization, non-cash stock compensation expense, and any realized loss on derivative instruments. Free cash flow is defined as operating income before non-cash stock compensation expense, depreciation and amortization, and any realized loss on derivate instruments, less net interest expense (excluding non-cash charges/credits for changes in values of swap, and amortization of swap arrangements and amortization of debt issuance costs), income taxes paid and capital expenditures. Please see the attached tables for a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.
As Station Operating Income, Adjusted EBITDA and free cash flow are measures that are not calculated in accordance with GAAP, they may not be comparable to similarly titled measures employed by other companies. See the quantitative reconciliation of these measures to their most directly comparable financial measure calculated and presented in accordance with GAAP that follows below.
Station Operating Income
Station Operating Income should not be considered in isolation or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. We exclude depreciation and amortization due to the insignificant investment in tangible assets required to operate our stations and the relatively insignificant amount of intangible assets subject to amortization. We exclude LMA fees from this measure, even though they require a cash commitment, due to the insignificance and temporary nature of such fees. Corporate, general and administrative expenses, despite representing an additional significant cash commitment, are excluded in an effort to present the operating performance of our stations exclusive of the corporate resources employed. Finally, we exclude non-cash stock compensation expense, any gain on exchange of assets or stations, and any realized loss on derivative instruments from the measure as they do not represent cash payments for activities related to the operation of the stations. We also believe this is important to our investors because it highlights the gross margin generated by our station portfolio.
We believe that Station Operating Income is the most frequently used financial measure in determining the market value of a radio station or group of stations and to compare the performance of radio station operators. We have observed that Station Operating Income is commonly employed by firms that provide appraisal services to the broadcasting industry in valuing radio stations. Further, historically in connection with our acquisitions, we have used Station Operating Income as our primary metric to evaluate and negotiate the purchase price to be paid. Given its relevance to the estimated value of a radio station, we believe, and our experience indicates, that investors consider the measure to be useful in order to determine the value of our portfolio of stations. Additionally, Station Operating Income is one of the measures that our management uses to evaluate the performance and results of our stations. Our management uses the measure to assess the performance of our station managers and our Board of Directors uses it as part of its assessment of the relative performance of our executive management. As a result, in disclosing Station Operating Income, we are providing our investors with an analysis of our performance that is consistent with that which is utilized by our management and our Board.
Station Operating Income is not a recognized term under GAAP and does not purport to be an alternative to operating income from continuing operations as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, Station Operating Income is not intended to be a measure of free cash flow available for dividends, reinvestment in our business or other Company discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Station Operating Income should be viewed as a supplement to, and not a substitute for, results of operations presented on the basis of GAAP. We compensate for the limitations of using Station Operating Income by using it only to supplement our GAAP results to provide a more complete understanding of the factors and trends affecting our business than GAAP results alone. Station Operating Income has its limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Moreover, because not all companies use identical calculations, these presentations of Station Operating Income may not be comparable to other similarly titled measures of other companies.
Adjusted EBITDA
Adjusted EBITDA is also utilized by management to analyze the cash flow generated by the Company’s business. This measure isolates the amount of income generated by its stations after the incurrence of corporate general and administrative expenses. Management uses this measure to determine the contribution of the Company’s station portfolio, including the corporate resources employed to manage the portfolio, to the funding of its other operating expenses and to the funding of debt service and acquisitions.

In deriving this measure, management excludes LMA fees, even though they require a cash commitment, due to the insignificance and temporary nature of such fees. Management also excludes depreciation and amortization due to the insignificant investment in tangible assets required to operate its stations and corporate office and the relatively insignificant amount of intangible assets subject to amortization. Management excludes non-cash stock compensation expense from the measure as it does not represent cash payments for activities related to the operation of the stations. Management excludes any gain on the exchange of radio stations as it does not represent a cash transaction. Management also excludes any realized loss on derivative instruments as it does not represent a cash transaction nor is it associated with station operations. Management excludes impairment of goodwill and intangible assets as it does not represent a cash transaction.
Management believes that Adjusted EBITDA, although not a measure that is calculated in accordance with GAAP, nevertheless is commonly employed by the investment community as a measure for determining the market value of a radio company. Management has also observed that Adjusted EBITDA is routinely employed to evaluate and negotiate the potential purchase price for radio broadcasting companies. Given the relevance to the overall value of the Company, management believes that investors consider the metric to be extremely useful.
Adjusted EBITDA should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP.
Free Cash Flow
Free cash flow is also utilized by management to analyze the cash generated by our business. Free cash flow measures the amount of income generated each period that could be used to fund acquisitions or other growth opportunities, or for reinvestment in the business, after funding station and corporate, general and administrative expenses (excluding transaction costs), debt service, income taxes, and capital expenditures.
Management believes that free cash flow, although not a measure that is calculated in accordance with GAAP, is commonly employed by the investment community to evaluate a company’s ability to pay down debt, pay dividends, repurchase stock and/or facilitate the further growth of a company through acquisition or internal development. Management further believes that free cash flow is also utilized by investors as a measure in determining the market value of a radio company. Free cash flow should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP.
Forward-Looking Statements
Certain statements in this release may constitute “forward-looking” statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Such statements relate to our intent, belief or current expectations primarily with respect to our future operating, financial or strategic performance. Any such forward-looking statements are not guarantees of future performance and may involve risks and uncertainties. Actual results may differ from those contained in or implied by the forward-looking statements as a result of various factors, including, but not limited to, risks and uncertainties relating to the need for additional funds, FCC and other regulatory approvals of pending acquisitions, our inability to renew one or more of our broadcast licenses, changes in interest rates, our ability to consummate any pending acquisitions, the timing, costs and synergies resulting from the integration of acquisitions, our ability to eliminate certain costs, the management of rapid growth, the popularity of radio as a broadcasting and advertising medium, changing consumer tastes, the impact of general economic conditions in the United States or in specific markets in which we currently do business, industry conditions, including existing competition and future competitive technologies and cancellation, disruptions or postponements of advertising schedules in response to national or world events, our ability to generate revenue from new sources, including technology-based initiatives, and other risk factors described from time to time in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2010 and our Form 8-K filed on April 25, 2011. Many of these risks and uncertainties are beyond our control, and the unexpected occurrence or failure to occur of any such events or matters could significantly alter our actual results of operations or financial condition. Cumulus Media Inc. assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.

CUMULUS MEDIA INC.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010
Net revenues	$69,178	$69,739	$127,037	$126,097

Operating expenses:
Station operating expenses (excluding depreciation, amortization and LMA fees)	39,158	40,416	76,713	80,343
Depreciation and amortization	1,889	2,391	4,012	4,908
LMA fees	560	364	1,141	893
Corporate, general and administrative expense (including non-cash stock compensation expense of $598, $561, $1,187, and $460, respectively)	9,139	5,079	17,271	9,144
Gain on exchange of assets or stations	(120)	—	(15,278)	—
Realized loss on derivative instrument	1,205	480	1,244	1,064

Total operating expenses	51,831	48,730	85,103	96,352

Operating income	17,347	21,009	41,934	29,745

Non-operating (expense) income:
Interest expense	(9,182)	(7,315)	(15,502)	(16,146)
Interest income	4	2	6	4
Loss on early extinguishment of debt	(4,366)	—	(4,366)	—
Other expense, net	(92)	(28)	(93)	(81)

Total non-operating expense, net	(13,636)	(7,341)	(19,955)	(16,223)

Income before income taxes	3,711	13,668	21,979	13,522
Income tax expense	(2,370)	(1,364)	(4,519)	(1,362)

Net income	$1,341	$12,304	$17,460	$12,160

Basic and diluted income per common share:
Basic income per common share	$0.03	$0.29	$0.41	$0.29

Diluted income per common share	$0.03	$0.29	$0.40	$0.28

Weighted average basic common shares outstanding	40,762,233	40,327,406	40,667,773	40,296,878

Weighted average diluted common shares outstanding	41,784,558	41,468,250	41,725,933	41,254,316

Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable GAAP Measures
The following table reconciles net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA and Station Operating Income (dollars in thousands).

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Net income	$1,341	$12,304	$17,460	$12,160

Income tax expense	2,370	1,364	4,519	1,362
Non-operating expenses, including net interest expense	13,636	7,341	19,955	16,223
LMA fees	560	364	1,141	893
Depreciation and amortization	1,889	2,391	4,012	4,908
Non-cash stock compensation expense	598	561	1,187	460
Gain on exchange of assets or stations	(120)	—	(15,278)	—
Realized loss on derivative instrument	1,205	480	1,244	1,064

Adjusted EBITDA (1)	$21,479	$24,805	$34,240	$37,070
Other corporate, general and administrative expense, excluding non-cash stock compensation expense	8,541	4,518	16,084	8,684

Station Operating Income	$30,020	$29,323	$50,324	$45,754

(1)	For covenant compliance purposes in accordance with the definition of “Adjusted EBITDA” in the credit agreement governing the Company’s senior secured credit facilities, Adjusted EBITDA is further adjusted to exclude certain additional one-time and non-cash items from the calculation, resulting in Adjusted EBITDA for covenant compliance purposes of $25,245, $25,153, $39,976 and $37,418 for the three and six months ended June 30, 2011 and 2010, respectively.
The following table reconciles operating income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to free cash flow (dollars in thousands).

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Operating income	$17,347	$21,009	$41,934	$29,745
Add:
Non-cash expenses, including stock compensation	598	561	1,187	460
Depreciation and amortization	1,889	2,391	4,012	4,908
Gain on exchange of assets or stations	(120)	—	(15,278)	—
Realized loss on derivative instrument	1,205	480	1,244	1,064

Less:
Interest expense, net of interest income, excluding non-cash charge/credit for change in value of swap arrangements and amortization of debt issuance costs	$(8,781)	$(7,072)	$(14,735)	$(14,075)
Income taxes paid	144	(49)	144	(259)
Broadcast capital expenditures	(990)	(314)	(1,540)	(496)

Free cash flow	$11,292	$17,006	$16,968	$21,347